[On letterhead of KPMG Peat Marwick LLP]




                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors
CNB Bancshares, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to registration statement No. 333-55961 on Form S-4 of CNB
Bancshares, Inc. of our reports dated January 14, 1998, relating to the consolidated balance sheets of CNB Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the December 31, 1997 annual report on Form 10-K of CNB Bancshares, Inc., and June 1, 1998, relating to the supplemental consolidated balance sheets of CNB
Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the Current Report on Form 8-K dated June 3, 1998 (as amended by the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 16, 1998).


                                                      /s/  KPMG Peat Marwick LLP





St. Louis Missouri
August 19, 1998